EXHIBIT 99.1

Media Contact:

Billy	Balfour
Bottomline	Technologies
(603)	501-5219
bbalfour@bottomline.com

Bottomline Technologies Acquires Legal e-Billing Patent

Ownership Safeguards Key Market Differentiator for Leading Legal Spend Management Solution

PORTSMOUTH, NH – January 26, 2006—Bottomline Technologies (NASDAQ: EPAY), a leading provider of invoice automation and payments software and services, today announced the company has acquired a patent which addresses the process of online budgeting and evaluation of legal invoices.

In acquiring this patent, Bottomline expands its portfolio of intellectual property rights and strengthens the company’s position as a leading provider of legal spend management services to corporate legal and insurance claims departments. This patented technology enables clients and outside counsel to work collaboratively to negotiate and approve budgets online while also facilitating real-time tracking of expenses incurred against a budget. Through the use of Bottomline’s Legal eXchange® solution for electronic invoice management, customers are able to transform the efficiency of legal billing processes to reduce operating costs and attain greater visibility into the performance of outside law firms.

“We believe that intellectual property rights are an invaluable asset. Patent ownership helps secure our ability to differentiate our products in the marketplace,” said Rob Eberle, President and COO of Bottomline Technologies. “The patent we have acquired covers significant technology in a market we believe has strong long-term growth potential. As the functionality of our solutions continues to expand, we look forward to adding to our patent portfolio.”

About Bottomline Technologies

Bottomline Technologies (NASDAQ: EPAY) provides payments and invoice automation software and services to organizations seeking more secure and efficient financial processes. The company remains at the forefront of delivering innovative solutions that complement and extend the value of existing financial processes, business relationships and back-office systems. These solutions have enabled industry-leading corporations, banks and financial institutions to automate, manage and control processes involving payments and collections, invoice approval, cash flow, risk mitigation, reporting and document archive. For more information, please visit www.bottomline.com.

Bottomline Technologies, Legal eXchange and the BT logo are trademarks of Bottomline Technologies, Inc. which may be registered in certain jurisdictions. All other brand/product names are trademarks of their respective holders.

Cautionary Language

This press release may contain forward-looking statements that involve risks and uncertainties, including statements regarding expected benefits of use of the Company’s products and future growth or results. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are competition, market demand, technological change, strategic relationships, recent acquisitions, international operations and general economic conditions. For additional discussion of factors that could impact Bottomline Technologies’ financial results, refer to the Company’s Form 10K filed September 2005, Form 10Q filed November 2005 and any recently filed Form 8K’s.